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Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

        This Agreement and Plan of Merger (this "Merger Agreement") is entered into as of November 26, 2002, by and between Cherokee International, LLC, a California limited liability company ("Cherokee LLC"), and Cherokee International Corporation, a Delaware corporation and a wholly owned subsidiary of Cherokee LLC ("Cherokee Corp.").

W I T N E S S E T H:

        WHEREAS, Cherokee LLC is a limited liability company duly organized, existing, and in good standing under the laws of the State of California;

        WHEREAS, Cherokee Corp. is a corporation duly incorporated, existing, and in good standing under the laws of the State of Delaware;

        WHEREAS, Cherokee LLC has authority to issue Class A Voting Units of Cherokee LLC (the "Class A Units") and Class B Non-Voting Units of Cherokee LLC (the "Class B Units" and, together with the Class A Units, the "Units");

        WHEREAS, prior to the date of this Merger Agreement, Cherokee LLC has issued 347,671 Class A Units and 35,599,386 Class B Units, or a total of 35,947,057 Units;

        WHEREAS, Cherokee LLC has issued options to acquire Class B Units;

        WHEREAS, Cherokee Corp. has authority to issue 1,000 shares of common stock, par value $.001 per share (the "Common Stock"), and no other capital stock, and, prior to the date of this Merger Agreement has issued such 1,000 shares to Cherokee LLC;

        WHEREAS, the Management Committee of Cherokee LLC (the "Management Committee") has unanimously determined that it is advisable and in the best interests of Cherokee LLC to merge with and into Cherokee Corp. for the purpose of reincorporating Cherokee LLC into a Delaware corporation on the terms and subject to the conditions herein provided, and the Management Committee has authorized and approved this Merger Agreement;

        WHEREAS, the holders of the Units (the "Members") have authorized and approved this Merger Agreement;

        WHEREAS, the Board of Directors of Cherokee Corp. (the "Board") has unanimously determined that it is advisable and in the best interests of Cherokee Corp. to merge with Cherokee LLC for the purpose of reincorporating Cherokee LLC into a Delaware corporation on the terms and subject to the conditions herein provided, and the Board has authorized and approved this Merger Agreement;

        WHEREAS, the sole stockholder of Cherokee Corp. (the "Stockholder") has authorized and approved this Merger Agreement; and

        WHEREAS, it is intended that the merger qualify as a transaction subject to Section 351 of the Internal Revenue Code of 1986, as amended.

        NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein and intending to be legally bound hereby, Cherokee LLC and Cherokee Corp. agree as follows:

          1.    Merger.    Cherokee LLC shall be merged with and into Cherokee Corp. (the "Merger"), with Cherokee Corp. as the surviving corporation (hereafter sometimes referred to as the "Surviving Corporation") pursuant to Sections 17550 and 17555 of the Beverly-Killea Limited Liability Company Act (the "BKLLC") and Sections 251 and 264 of the General Corporation Law of the State of Delaware (the "DGCL"), and Cherokee Corp. shall continue to be governed by the laws of the State of Delaware. The Merger shall become effective (the "Effective Time") upon: (i) the filing of the Certificate of Merger with the Secretary of State of the State of California in accordance with the BKLLC and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.

          2.    Governing Documents.

    a.
    The Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as set forth in Exhibit A attached hereto, until thereafter amended in accordance with the provisions thereof and applicable law.

    b.
    The By-Laws of Cherokee Corp., as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation, without change or amendment, until thereafter amended in accordance with the provisions thereof and applicable law.

          3.    Directors and Officers.    The directors of the Surviving Corporation shall be as set forth in Exhibit B attached hereto at the Effective Time, and the officers of Cherokee LLC shall become the officers of the Surviving Corporation at the Effective Time, and such persons shall serve in such capacities, for the terms provided by law or in the By-Laws of the Surviving Corporation, or until their respective successors are elected and qualified.

          4.    Succession.    At the Effective Time, Cherokee Corp. shall succeed to Cherokee LLC in the manner of and as more fully set forth in the DGCL. At the Effective Time, the separate existence of Cherokee LLC shall cease. Without limiting the foregoing, Cherokee Corp. shall (a) continue to possess all of its assets, rights, power and property as constituted immediately prior to the Effective Time, (b) be subject to all actions previously taken by its Board and by the Management Committee, (c) succeed, without other transfer, to all of the assets, rights, powers and property of Cherokee LLC, (d) continue to be subject to all of the debts, liabilities and obligations of Cherokee Corp. as constituted immediately prior to the Effective Time and (e) succeed, without other transfer, to all of the debts, liabilities and obligations of Cherokee LLC in the same manner as if Cherokee Corp. had itself incurred them.

          5.    Conversion of Units.    At the Effective Time, by virtue of the Merger and without further action on the part of any holder thereof, each Unit shall be converted into .22222 (the "Exchange Ratio") fully paid and nonassessable shares of Common Stock of the Surviving Corporation; provided that no certificate or scrip representing fractional shares of Common Stock shall be issued. All fractional shares of Common Stock that a holder of Units would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results therefrom, such holder shall be entitled to receive a number of shares of Common Stock rounded to the nearest whole number (with .5 being rounded up).

          6.    Cancellation of Options.    At the Effective Time, each unexercised option, warrant or other right to purchase Units outstanding under the Cherokee LLC 1999 Unit Option Plan (the "Plan"), shall, in accordance with the terms of the Plan, be cancelled.

          7.    Stock Certificates.    At the Effective Time, all of the outstanding certificates which prior to that time represented Units shall be deemed for all purposes to evidence ownership of and to represent the shares of capital stock of Cherokee Corp. into which the Units represented by such certificates have been converted as herein provided. Upon surrender of the certificates formerly representing Units, Cherokee Corp. shall issue and deliver stock certificates representing the number of shares of Common Stock into which the Units represented by such surrendered certificates have been converted.

          8.    Outstanding Common Stock of Cherokee Corp.    At the Effective Time, the 1,000 shares of Common Stock presently issued and outstanding in the name of Cherokee LLC shall be canceled and retired and resume the status of authorized and unissued shares of Common Stock, and no shares of Common Stock or other securities of Cherokee Corp. shall be issued in respect thereof.

          9.    Governing Law.    This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any applicable principles of conflicts of law.

          10.    Counterparts.    This Merger Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement.

          11.    Further Assurances.    From time to time, as and when required by Cherokee Corp. or by its successors and assigns, there shall be executed and delivered on behalf of Cherokee LLC such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in Cherokee Corp. the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Cherokee LLC, and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of Cherokee Corp. are fully authorized in the name and on behalf of Cherokee LLC or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments. In addition, each of Cherokee LLC and Cherokee Cop. agrees to do and perform all things required or as may be necessary or desirable to effectuate the purposes and intent hereof.

          12.    Amendment and Abandonment.    At any time, this Merger Agreement may be amended in any manner as may be determined in the judgment of the Management Committee and Board to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purposes and intent of this Merger Agreement; provided that, no such amendment may alter or change the amount or kind of securities to be received in the Merger or alter or change any term of the Certificate of Incorporation of the Surviving Corporation, in each case without the requisite approval of the Members and the Stockholder. In addition, at any time before the Effective Time, this Merger Agreement may be terminated and the Merger may be abandoned by the Management Committee and the Board for any reason, including without limitation, if any of the holders of the Units have failed to enter into the form of stockholders agreement previously approved by the Board and Management Committee, notwithstanding approval of this Merger Agreement by the Members and the Stockholder.

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        IN WITNESS WHEREOF, Cherokee LLC and Cherokee Corp. have caused this Merger Agreement to be executed as of the date first above written.

Cherokee International, LLC, a California limited liability company
By:	/s/ R. VAN NESS HOLLAND, JR.
	Name:	R. Van Ness Holland, Jr.
	Title:	Chief Financial Officer
Cherokee International Corporation, a Delaware Corporation
By:	/s/ GANPAT PATEL
	Name:	Ganpat Patel
	Title:	President

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  Exhibit 2.2
AGREEMENT AND PLAN OF MERGER
W I T N E S S E T H